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                                                                    EXHIBIT 99.1

NEWS RELEASE

Contact:                          Peter Monson
                             Chief Financial Officer
                                 (617) 868-7455
                             Peterm@psychemedics.com

                       PSYCHEMEDICS CORPORATION ANNOUNCES
                                YEAR END RESULTS
                       FOURTH QUARTER EARNINGS UP BY 180%
                           DECLARES QUARTERLY DIVIDEND

Cambridge, Massachusetts, February 18, 2004 -- Psychemedics Corporation (AMEX:PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2003.

The Company's fourth quarter revenue was $3,904,867 versus $3,362,081 in the fourth quarter of 2002. Net income for the most recent quarter was $364,659 or $0.07 per share compared to $130,461 or $0.02 per share for the same period in 2002. Revenue for the year ended December 31, 2003 was $15,995,256 versus $16,068,130 for all of 2002. Net income for the year ended December 31, 2003 was $1,218,270 or $0.23 per share compared to $1,255,700 or $0.24 per share in 2002.
The Company also announced a quarterly dividend of $0.08 a share payable to shareholders of record as of March 5, 2004 to be paid on March 19, 2004.

Raymond C. Kubacki, CEO said, "We continued to be negatively impacted by what the New York Times called the "longest hiring slump in more than sixty years." Unfortunately, fewer hires results in fewer drug tests since most of our testing is pre-employment drug testing at this time. I am pleased that, in spite of this, we are able to report increased revenues and earnings for the fourth quarter and maintain our consistent and strong level of profitability."
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Kubacki continued, "While there was reduced hiring, and therefore testing, at companies across the board, we have continued to add new customers at a very healthy pace. In 2003 we added new customers at approximately the same number as in each of the previous four years. This is evidenced by the fact that our revenue for 2003 decreased by less than 1% when compared to 2002, despite the severely weakened job market. We believe that our large and diverse customer base will allow us to record substantial growth when the employment market improves and that our patented and FDA cleared hair test for drugs of abuse will continue to be the "gold standard" in the industry.

Kubacki concluded, "Our balance sheet is strong with over $3 million of cash, no long-term debt and approximately $3.8 million of working capital. Our directors share our confidence in the future of Psychemedics and voted to pay our 30th consecutive quarterly dividend. We believe in rewarding our shareholders and remain committed to paying a dividend while our company grows."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks. The Company has the only FDA cleared hair test for drugs of abuse.

The Psychemedics web site is WWW.DRUGTESTWITHHAIR.COM

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.
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
                                  FINANCIAL SUMMARY
                               YEARS ENDED DECEMBER 31,
                             ----------------------------
                                2003             2002
                             -----------      -----------
Revenue                      $15,995,256      $16,068,130

Pre-tax Income               $ 1,979,066      $ 2,114,700

Net Income                   $ 1,218,270      $ 1,255,700

Basic Net Income
Per Share                    $      0.23      $      0.24

Diluted Net Income
Per Share                    $      0.23      $      0.24

Weighted Average Common
Shares Outstanding             5,193,128        5,258,629

Weighted Average Common
and Common Equivalent
Shares Outstanding,
Assuming Dilution              5,198,209        5,282,165
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